[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Exhibit 10.24

Manufacturing and Supply Agreement

     This Manufacturing and Supply Agreement (the “Agreement”) is entered into as of the 18th day of September, 2002 (the “Effective Date”), by and between BUYER Corporation, a Delaware corporation with its principal offices at 990 Almanor Avenue, Sunnyvale, CA 94085, (“BUYER””) and HANA Microelectronics, a corporation with is principal offices at 10/4 MOO 3, Vipavadee Road, Bangkok, Thailand(“Manufacturer”).

Recitals

     Whereas, BUYER desires to engage Manufacturer to manufacture, assemble, test, label, package, and ship certain Products (as defined below); and

     Whereas, Manufacturer wishes to provide such services.

     Now Therefore, in consideration of the mutual covenants and conditions contained in this Agreement, the parties agree as follows.

Agreement

1.	Definitions

1.1	“Approved Process” is defined in Section 6.2.

1.2	“Confidential Information” of a party means any and all technical or non-technical information related to the past, current or proposed operations, products, technology, services and business of such party (“Discloser”) that is disclosed (whether orally, visually or through any tangible medium) to the other party (“Recipient”), or to which the Recipient may gain access in the performance of this Agreement, and that the Discloser designates as being confidential or which, under the circumstances of disclosure, would reasonably be considered to be confidential. The parties agree that the Specifications and any other information relating to the BUYER Technology shall be BUYER’s Confidential Information whether or not so designated at the time of disclosure. Confidential Information will not include any information that the Recipient can document: (a) is or subsequently becomes (through no improper action or inaction by the Recipient) generally available to the public; (b) was already in the Recipient’s possession or known by the Recipient prior to receipt from the Discloser; (c) was rightfully disclosed to the Recipient by a third party free of any obligation of confidence; or (d) is independently developed by the Recipient without reference to the Confidential Information of the Discloser.

1.3	“BUYER-Supplied Components” is defined in Section 5.2(b).

1.4	“BUYER Technology” means BUYER’s proprietary technology relating to the Products and their design and manufacture, including without limitation the Specifications, and all Intellectual Property embodied in any of the foregoing.

1.5	“Engineering Change” is defined in Section 6.1.

1.6	“Indemnified Party” is defined in Section 13.4.

1.7	“Indemnifying Party” is defined in Section 13.4.

1.8	“Intellectual Property” means copyrights, patents, trade secrets and mask works, whether or not registered, filed, applied for or the like, and all related rights and all tangible and intangible works, manifestations and aspects of same existing as of the Effective Date and created or coming into existence during the term of this Agreement. As used herein, “patents” includes all inventions, invention disclosures, provisional applications, applications, letters patent and all foreign counterparts and foreign equivalents of same, and any and all divisions, continuations, continuations-in-part, revisions, renewals, reissues, extensions and like of the foregoing.

1.9	“Manufacturing Capability” is defined in Section 3.2.

1.10	“Manufacturing Facility” is defined in Section 2.3.

1.11	“Manufacturing Metrics” is defined in Section 7.8.

1.12	“MMIC” means monolithic microwave integrated circuit.

1.13	[ * ] is defined in Section 5.2(a).

1.14	“Product Quality Criteria” is defined in Section 7.1.

1.15	“Product” means any BUYER product or product family set forth in a Project Appendix.

1.16	“Product Warranty” is defined in Section 12.1.

1.17	“Project Appendix” is defined in Section 2.1.

1.18	“Purchase Order” is defined in Section 8.2(a).

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[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

1.19	“Specifications” means the specifications and software for the design, performance and manufacturability characteristics of a Product, including any modifications, improvements or enhancements thereto that are made by the parties under this Agreement.

1.20	“Testing Capability” is defined in Section 4.1.

1.21	“Third-Party Proprietary Right” is defined in Section 13.1.

2.	Engagement of Manufacturer

2.1	Project Appendices. From time to time the parties may mutually agree upon one or more Products that will be subject to the terms and conditions of this Agreement. The specifics about any individual Product shall be set forth in an appendix to this Agreement (each, a “Project Appendix”). Upon execution by both parties of any Project Appendix, such Project Appendix shall become a part of this Agreement. In the event of a conflict between any term of the main body of this Agreement and a Project Appendix, the term of the Project Appendix will prevail only with respect to that Project Appendix.

2.2	Manufacture of Products for BUYER. BUYER hereby engages Manufacturer, on a non-exclusive basis, to manufacture, assemble, inspect, test, label, package, and ship the Products, in accordance with the terms of this Agreement, solely for sale to BUYER. Manufacturer acknowledges and agrees that BUYER shall have the right, either on its own or through use of a third party, to obtain the same services as provided by Manufacturer hereunder.

2.3	Manufacturing Facility. Manufacturer will fulfill its obligations under this Agreement solely at a facility designated and approved in writing by BUYER (the “Manufacturing Facility”).

2.4	Exclusivity of Production. Manufacturer hereby undertakes to supply Products to BUYER and to allocate sufficient of its facilities, resources, capital equipment, materials, tools and labor to enable it to deliver the Products in the quantities required by BUYER. Manufacturer will manufacture the Products exclusively for BUYER and will not sell or otherwise provide Products to any other person, firm or company without BUYER’s prior written approval. Except as provided in Section 13.2, nothing in this Agreement is intended to grant to Manufacturer a license to the Products or to any of the BUYER Technology or Intellectual Property.

2.5	Non-Delegable Responsibility. Manufacturer acknowledges that BUYER has elected to partner with Manufacturer for the manufacture of Products due to BUYER’s understanding of Manufacturer’s unique skill in manufacturing similar products. Therefore, Manufacturer’s rights and obligations under this Agreement may not be subcontracted or assigned to

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[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

any third party or successor entity without the express written consent of BUYER. In the event BUYER provides such consent, Manufacturer shall remain wholly responsible to BUYER for the acts or omissions of any approved third party or successor entity.

2.6	Business Reviews. Manufacturer and BUYER executive management team members agree to meet frequently during the term of this Agreement to discuss in good faith the status of this Agreement, new business opportunities and other relevant issues. This is in addition to the regularly scheduled metric reviews with BUYER’s on site personnel.

3.	Phase One — Demonstration of Manufacturing Capability

3.1	Product Design and Development. BUYER will design and develop Products in its facility in the United States.

3.2	Manufacturing Capability. Once any Product designed and developed by BUYER has reached a mutually agreeable level of manufacturing maturity, Manufacturer will take all actions necessary to demonstrate that Manufacturer has the capability to manufacture such Product (“Manufacturing Capability”).

3.3	BUYER Responsibilities. To enable Manufacturer to demonstrate Manufacturing Capability, BUYER will:

(a)	Procure, inspect and deliver to Manufacturer all parts and components, not defined in 3.4.a, for the Product

(b)	Deliver to Manufacturer the Specifications for the Product;

(c)	Test any units of Product delivered by Manufacturer to BUYER to ensure such units conform to the Specifications; and

(d)	Provide feedback to Manufacturer.

(e)	Provide serial numbers of the modules to be used in tracking the modules in BUYER’s facility.

3.4	Manufacturer Responsibilities. To demonstrate Manufacturing Capability, Manufacturer will:

(a)	Supply the materials such as epoxy, wire, assembly fixtures, and packaging material.

(b)	Manufacture, assemble, label, package and supply at least [ * ] of Product that conform to the Specifications and Product Quality Criteria;

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[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(c)	Take such action as required by the feedback provided by BUYER.

(d)	Manufacturer will package and ship modules to BUYER.

3.5	Failure to Demonstrate Manufacturing Capability. If Manufacturer fails to demonstrate Manufacturing Capability within a period of [ * ] after delivery by BUYER to Manufacturer of the Specifications and raw materials for the Product, BUYER will have the right to terminate this Agreement immediately upon written notice to Manufacturer.

4.	Phase Two — Demonstration of Ramping assembly and test capability

4.1	Assembly and Test Capability. Upon successful demonstration by Manufacturer of Manufacturing Capability, Manufacturer will take all actions necessary to demonstrate to BUYER that Manufacturer has the capacity to independently test each unit of Product to ensure such unit conforms to the Specifications and Product Quality Criteria.

4.2	BUYER Responsibilities. To enable Manufacturer to demonstrate Testing Capability, BUYER will:

(a)	Procure, inspect and deliver to Manufacturer all parts and components for the Product;

(b)	Provide appropriate training to Manufacturer’s personnel; provided, however, that: (i) such training shall take place at BUYER’s facilities, (ii) such training shall not exceed a period of [ * ] and (iii) Manufacturer shall be responsible for the [ * ], and BUYER will be responsible for [ * ] by Manufacturer’s test engineers and other personnel in connection with attending such training;

(c)	Test any units of Product delivered by Manufacturer to BUYER to ensure such units conform to the Specifications and Product Quality Criteria; and

(d)	Provide feedback to Manufacturer.

(e)	Provide test equipment to the manufacturer.

(f)	Set up test equipment and train personnel.

4.3	Manufacturer Responsibilities. To demonstrate Testing Capability Manufacturer will:

(a)	Supply the materials such as epoxy, wire, assembly fixtures, and packaging material.

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[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(b)	Manufacture, assemble, label, package and supply to BUYER, all in conformance with the Specifications and Product Quality Criteria, the number of units of Product upon which the parties mutually agree;

(c)	Test units of Product prior to delivery to BUYER to ensure such units conform to the Specifications and Product Quality Criteria; and provide the test data.

(d)	Take such action as required by the feedback provided by BUYER, including, reworking any units of Product returned to Manufacturer as non-conforming.

(e)	Assist BUYER in establishing an interface between the ATE and BUYER via the Internet to allow BUYER personnel to review the test results.

(f)	Manufacturer will package and ship modules to BUYER.

5.	Phase Three – Turnkey Manufacturing Solution

5.1	Generally. Upon successful Completion of Phase Two by Manufacturer of Manufacturing Capability and Testing Capability for a Product, Manufacturer will provide full turnkey manufacturing of that Product by manufacturing, assembling, testing and shipping Product directly to BUYER’s customers and by troubleshooting and repairing any non-conforming Product that is returned by an BUYER customer.

5.2	BUYER Responsibilities

(a)	Supply of [ * ]. Unless any Project Appendix specifies otherwise, BUYER is responsible for procuring and supplying to Manufacturer [ * ] called for by the Specifications for any unit of Product purchased by BUYER under this Agreement. BUYER acknowledges that, during Manufacturer’s manufacture and assembly of Product, a [ * ] (the [ * ]). BUYER therefore also agrees to procure and supply to Manufacturer those [ * ] that are [ * ]. In the event that Manufacturer requires [ * ] in excess of those procured and supplied by BUYER hereunder, Manufacturer will be responsible for [ * ], such [ * ]. The parties will mutually agree in good faith upon the [ * ] for [ * ] as defined in Schedule 2 of the Logistics Appendix. BUYER will periodically review Manufacturer’s [ * ] to ensure that Manufacturer, at all times, has sufficient inventory.

(b)	Supply of Other Components. If any Project Appendix specifies that BUYER is responsible for procuring and supplying to Manufacturer any other Product component(s) (“BUYER-Supplied Components”), BUYER will procure and supply such BUYER-

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[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Supplied Components to Manufacturer on the terms set forth in Schedule 2 of the Logistics Appendix. BUYER and Manufacturer will periodically review Manufacturer’s inventory of BUYER-Supplied Components to ensure that Manufacturer, at all times, has sufficient inventory.

5.3	Manufacturer Responsibilities

(a)	Product Manufacture, Assembly and Testing. Manufacturer will manufacture, assemble and test each unit of Product ordered by BUYER hereunder strictly in conformance with the Specifications and Product Quality Criteria.

(b)	Procurement of Materials. Manufacturer will procure all materials, except any BUYER-Supplied Components, necessary for Manufacturer to fulfill its obligations under this Section 5. In connection therewith, Manufacturer and BUYER will work together in good faith to enable Manufacturer to assume existing purchase orders submitted by BUYER to third-party suppliers of such materials. Manufacturer will be responsible for providing traceability to the materials used by Manufacturer and will provide such information to BUYER (or its representatives) promptly upon request.. [ * ].

(c)	Shipping of modules. Manufacturer will provide ESD protective packaging and preservation methods for products to assure that products will not be damaged in shipment and storage and when applicable, as required and instructed by BUYER. Prices for the products shall include the [ * ] during transportation. The manufacturer will be responsible for any damage that the products may suffer due to improper packing. Shipments shall be [ * ].

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[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

6.	Engineering and Process Changes

6.1	Engineering Changes. BUYER may, by written request to Manufacturer, request that Manufacturer incorporate a modification in the Specification or Product Quality Criteria (an “Engineering Change”). Such a request will include a description of the proposed change sufficient to permit Manufacturer to evaluate its feasibility and the proposed effect on quality, reliability, performance, cost, and serviceability. As soon as possible, but in any event within [ * ] after such request, Manufacturer will advise BUYER of the terms and conditions under which BUYER may implement the Engineering Change requested, if any. Manufacturer’s evaluation will be in writing and will state the cost savings or increase, if any, expected to be created by the Engineering Change and its effect on the performance, quality, reliability, safety, appearance, dimensions, tolerance, inventory cost and lead time.evaluation by Manufacturer will be deemed conditional only, and any increase or decrease in the purchase price, or revision of delivery schedule, or both, requires a written agreement between BUYER and Manufacturer, to be negotiated in good faith. If Manufacturer fails to issue such a written evaluation within the [ * ] period specified above, Manufacturer will be deemed to have accepted such Engineering Change and any claim by Manufacturer for a price adjustment resulting from the Engineering Change will be [ * ]. If an Engineering Change is agreed to by the parties, the Specifications and/or Product Quality Criteria, as applicable, will be amended as required.
[ * ]

6.2	Process Changes. Manufacturer shall not change, without written approval from BUYER, in any manner the manufacturing process employed by Manufacturer in connection with establishing Manufacturing Capacity and Testing Capacity (the “Approved Process”). If Manufacturer proposes a change to the Approved Process, Manufacturer shall, at its own expense, build sample units of Product using such changed process and bear the cost of qualification of the Process and/or Product in accordance BUYER’s qualification procedure ([ * ]). Manufacturer shall not employ the changed process until BUYER approves such changed process in writing, at which time the changed process shall become the Approved Process.

6.3	Material Changes.

If changes are proposed, BUYER agrees to evaluate in a timely manner.

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[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

7.	Quality Control.

In connection with fulfilling its obligations under this Agreement, Manufacturer will comply, at all times, with the quality control provisions set forth in this Section 7.

7.1	Manufacturer warrants that it shall manufacture the parts strictly in accordance with the Specifications, Quality requirements, and the Workmanship standards.

7.2	Manufacturer will provide a list of all material suppliers prior to the start of production. Manufacturer shall not change material suppliers without written consent of BUYER.

7.3	Manufacturer shall not transfer the manufacture of the parts to another of its factories without the written consent of BUYER.

7.4	Manufacturer shall provide units to BUYER to qualify the manufacturing process. Once the product and the process has been approved by BUYER’s quality assurance group, that production baseline is considered frozen.

7.5	Manufacturer agrees that at all times while this Agreement is in effect, Manufacturer will maintain a quality assurance system equal or superior to ISO 9002. Any formal change in the ISO status or findings from a survey shall be reported to BUYER within one month of any change.

7.6	Manufacturer will permit BUYER, its employees and/or it’s customers, to enter the Manufacturing Facility at all reasonable times for the purpose of inspecting and testing the Products and to check the materials and the method of manufacture, assembly, labeling, testing and packaging of Product in order to ensure that such conform to the Specifications and Product Quality Criteria. All Products supplied hereunder will be subject to inspection and test by BUYER to the extent practicable at all times and places during and after the period of manufacture.

7.7	Facility Surveys:

(a)	BUYER reserves the right with reasonable notice, to inspect manufacturer’s facility, quality control procedures both prior to the first delivery and periodically thereafter.

(b)	Manufacturer agrees to deliver to BUYER, within [ * ] from the effective date of the agreement, a detailed disaster recovery plan.

(c)	Manufacturer agrees to prompt implementation of the recovery plan to resume the performance of its obligation.

7.8	Manufacturing Metrics. To ensure quality and customer service, Manufacturer will establish and use a standard set of manufacturing metrics (“Manufacturing Metrics”) through which Manufacturer will

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[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

attempt continually to improve yields and delivery accuracy and to reduce costs and defect rates. The Manufacturing Metrics shall be made immediately available upon request, and to include, at a minimum, information concerning: (a) Product inventory (finished goods, work-in-progress and raw materials); (b) yield (at various production points) and improvement plans for yield; (c) delivery accuracy; (d) returns (number of units, repair time); (e) fault statistics (most frequent defects found, faulty parts, cause and corrective action); (f) failure rates (assembly, first pass test, final test, final inspection, labeling, packaging, shipping and improvement plans for each of the foregoing). On a regular basis (but [ * ]), Manufacturer will: (a) provide BUYER with copies of the Manufacturing Metrics; and (b) engage in status reviews concerning the Manufacturing Metrics.

7.9	Access to Information; Corrective Action. In order to confirm that Manufacturer is fulfilling its obligations under this Agreement, Manufacturer will maintain at the Manufacturing Facility all information required to be compiled under this Section 7. Manufacturer will provide BUYER, upon reasonable notice and during normal working hours, access to such information. Should BUYER determine, based upon a review of the Manufacturing Facility or any such information, that Manufacturer is failing to meet its quality control obligations under this Section 7, BUYER will notify Manufacturer in writing. Manufacturer will be entitled to comment on such findings and will thereafter, [ * ], take all corrective actions necessary to regain compliance.

8.	Forecasts; Purchase Orders.

8.1	Forecasts. Based upon orders for Product that BUYER receives from its customers, BUYER will, on a [ * ] basis, submit to Manufacturer a non-binding, [ * ], fax, or electronic forecast of the number of units of Product expected to be ordered by BUYER. Refer to Logistic Appendix , Section 2.

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[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

8.2	Purchase Orders:

(a)	Submission. From time to time, BUYER will submit written or electronic purchase orders to Manufacturer for [ * ] build quantities of Products (each, a “Purchase Order”) that BUYER wishes to purchase from Manufacturer hereunder. Any such purchase order shall contain those details upon which the parties mutually agree.

(b)	Acknowledgment. Manufacturer will respond to any Purchase Order with: (i) a written or electronic Purchase Order confirmation statement (including quantity and ship date) and (ii) an actual ship date confirmation statement (which shall include the packing list) upon shipment of the ordered Product. The terms and conditions in this Agreement shall supersede and replace all preprinted form terms and conditions set forth on any Purchase Order acknowledgment.

(i)	Manufacturer shall acknowledge purchase order within 24 hours from the receipt of the order.

(ii)	If such acknowledgement is not made, alternative communication method will be employed.

(iii)	Manufacturer shall use its best endeavors to supply the parts in accordance with the Logistics Appendix.

(iv)	Manufacturer shall use reasonable efforts to meet any quantities exceeding such estimates.

(c)	Revision. BUYER will have the right, without penalty, to reschedule the volume as defined in forecasting principle , Section 2 of the Logistics Appendix.

(d)	Cancellation. BUYER may, in its sole discretion, cancel all or any part of any Purchase Order by providing written notice to Manufacturer at least [ * ] prior to the scheduled shipment date without incurring any cancellation charges.

(i)	BUYER may, by written notice not less than [ * ] prior to delivery, reschedule the respective delivery to take place within a [ * ] of the intended date.

(ii)	BUYER may, by written notice not less than [ * ] prior to intended delivery, cancel the respective delivery.

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[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

9.	MATERIAL LIABILITY

BUYER agrees to be responsible for any raw material purchased as defined in the Logistics Appendix, Section 3.3.

10.	Shipment and Delivery

10.1	Packaging. Manufacturer will package the Products according to BUYER’s approved packaging specifications. In the absence of specific instructions from BUYER, Manufacturer will ship and package the Products in accordance with current industry standards.

10.2	Delivery. Manufacture will ship all Product to the destination designated by BUYER in the applicable Purchase Order. Any shipment of Product shall be made [ * ]. Unless a Purchase Order specifies the name of a carrier, Manufacturer will select the carrier. Manufacturer will bear the risk of loss until such time as [ * ], at which time the risk of loss will be borne by BUYER or the party to whom the order is being shipped. The parties agree that title to the Products will pass at the time that [ * ]. Any claims for damage or loss in transit will be placed by [ * ]. All shipments will be shipped by [ * ], such freight will be subsequently billed to [ * ] for such freight. At BUYER’s request, Manufacturer will insure the shipments against damage to or loss of Products. Any shipping insurance so provided by Manufacturer will [ * ] for such expense.

10.3	Anticipated Delays. Manufacturer shall immediately notify BUYER in writing of any anticipated delay in meeting the agreed shipment date, stating the reasons for the delay. If Manufacturer fails to meet any agreed shipment date, then Manufacturer shall be responsible for paying any express delivery rates applicable to shipment of the Products at issue, in addition to any other remedies available to BUYER permitted by this Agreement. Products shipped by Manufacturer in advance of a scheduled shipment date and without BUYER’s prior approval and any partial or incomplete shipments [ * ]. No shipment will be deemed complete until all ordered units have been delivered and accepted. [ * ] payment or other obligations of BUYER will [ * ].

10.4	Late Deliveries. If Manufacturer determines that Manufacturer will not be able to meet the scheduled shipment date, Manufacturer shall immediately notify BUYER orally and in writing of Manufacturer’s inability to meet the shipment date. Concurrently with its notification to BUYER, Manufacturer shall supply a recovery release schedule, which shall include overnight shipping or expatiated shipping, and thereafter take all appropriate actions to comply with the recovery release schedule. If late delivery is determined to be Manufacturer’s fault, then compensation shall be negotiated by both parties.

10.5	Non-Conforming Product. If, as a result of Manufacturer’s inability to deliver Product that conform to the Specifications and Product Quality

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[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Criteria, BUYER establishes a procedure for inspecting Product prior to shipment to customers, Manufacturer shall reimburse to BUYER the costs and expenses incurred by BUYER in connection with performing such inspections. Furthermore, if Manufacturer delivers directly to any BUYER customer any Product that does not strictly conform to the Specifications and Product Quality Criteria specified by BUYER, Manufacturer shall replace / rework those defective units at Manufacturer’s cost.

(a)	BUYER may inspect parts upon delivery to ascertain correct quantities and any damage or deviation from the order.

(b)	Manufacturer agrees to replace all damaged or incorrect parts and ship out within [ * ].

(c)	BUYER or its customer, may use statistical sampling methods in the incoming inspection. If the parts do not pass this inspection, buyer has the right;

(i)	To reject the entire delivery lot.

(ii)	To demand replacement are shipped within [ * ].

(iii)	Terminate the respective order.

(d)	BUYER may sort the shipment to find acceptable parts, manufacturer to compensate

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[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

11.	Payment Terms

11.1	Payments. Payment to be in [ * ]. Provided Manufacturer is in compliance with the terms and conditions of this Agreement, BUYER shall pay Manufacturer the purchase price for the Products as stated in the relevant Project Appendix. Such amount shall be payable [ * ] from date of Manufacturer’s invoice. If BUYER disputes any portion of any invoice, then BUYER will pay the undisputed portion according to this Agreement and shall promptly inform Manufacturer of the nature of the dispute. The parties will use their best efforts to resolve the dispute promptly

(a)	All payments conditional on the following;

(i)	Manufacturer has delivered the full quantities of the parts ordered. Partial shipments can be acceptable if prior written consent is received.

(ii)	Delivered parts strictly conform to the Specifications and Workmanship standards.

(b)	BUYER is entitled to [ * ] in respect of delivery of complete order.

(c)	[ * ], then the manufacturer is entitled to invoice BUYER for the delivered quantity.

11.2	Taxes and Duties. Except as otherwise provided in this Agreement, BUYER agrees to pay any sales, use, import or export, value added or similar tax or duty relating to any Product delivered pursuant to the terms of this Agreement, other than those based on Manufacturer’s net income. If a resale certificate or other certificate or document of exemption is required in order to exempt Product from any such liability, Manufacturer will promptly execute and furnish such document or certificate to BUYER. In the event that there is any change in “free trade zone” status, [ * ].

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[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

12.	Product Warranties and Disclaimers

12.1	Product Warranty. Manufacturer warrants to BUYER that: (a) upon delivery, each unit of Product will be free and clear of any lien or encumbrance; (b) each unit of Product will conform in all material respects to the Specifications and Product Quality Criteria; and (c) each unit of Product will be free from defects in workmanship and materials under ordinary and proper use for [ * ] from the date Manufacturer ships the Product to BUYER or BUYER’s customer (the “Product Warranty”). The warranty provided shall include that each part supplied shall;

(a)	Be new, unused and in good working order and

(b)	Be free from all defects in materials and workmanship, excluding defects in the design

(c)	Strictly conform to the Specifications and Quality Requirements.

(d)	If the Manufacturers Failure Analysis Report determines the product defect is due to handling or installation damages or improper use, the cost of the repair will be the responsibility of the customer.

12.2	Warranty Service. If any unit of Product breaches the Product Warranty, Manufacturer will either repair or replace, at Manufacturer’ option, or by mutual agreement of the parties credit BUYER for, the breaching unit of Product. The Product Warranty will apply (and the [ * ] period will recommence) to all Products supplied by Manufacturer to replace defective Products.

12.3	[ * ]. Notwithstanding any time limitations set forth in this Section 11, Manufacturer will [ * ], at [ * ], any unit of Product that [ * ] so that the [ * ] at the [ * ] customary in the industry.

12.4	Repair/Replacement System. Manufacturer will be solely responsible for establishing a system for receiving, troubleshooting and repairing all Products manufactured by Manufacturer and returned to Manufacturer by BUYER or any BUYER customer, within the Product Warranty period of [ * ]. [ * ].

12.5	Reporting. Manufacturer shall provide BUYER with [ * ] reports containing data relating to any unit of Product returned to Manufacturer for repair or replacement. Such data shall include: (a) the identification and serial number of each repaired or replaced unit; (b) a description of the actions taken by Manufacturer to repair or replace the Product; (c) whether such repair or replacement was made under the Product

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[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Warranty; and (d) the price charged for such repair or replacement if not made under the Product Warranty. Such data shall also be available to designated BUYER employee or agent who inspects the Manufacturing Facility under the terms of this Agreement (upon the consent of Manufacturer).

13.	Indemnification

13.1	Infringement Indemnification by Manufacturer. Subject to the terms and conditions of this Agreement, Manufacturer will indemnify, defend and hold BUYER harmless from and against any damages, liabilities, costs and expenses (including reasonable attorney’s fees) actually paid by BUYER in settlement of, or held against BUYER arising out of, a claim that: (a) the use or sale of any Product infringes a patent, copyright, trade secret or other proprietary right of a third party (a “Third-Party Proprietary Right”), to the extent such claim is based upon modifications to the Product, Specifications or Product Quality Criteria made by Manufacturer, or (b) the manufacturing process used by Manufacturer to produce the Product infringes any Third-Party Proprietary Right.

13.2	Infringement Indemnification by BUYER. Subject to the terms and conditions of this Agreement, BUYER will indemnify, defend and hold Manufacturer harmless from and against any damages, liabilities, costs and expenses (including reasonable attorney’s fees) actually paid by Manufacturer in settlement of, or held against Manufacturer arising out of, a claim that the manufacture or use of any Product infringes a Third-Party Proprietary Right, to the extent such claim is based upon the manufacture or use of a Product made in accordance with the Specifications and Product Quality Criteria.

13.3	Product Liability. Subject to the terms and conditions of this Agreement, Manufacturer will indemnify, defend and hold BUYER harmless from and against any damages, liabilities, costs and expenses (including reasonable attorney’s fees) actually paid by BUYER in settlement of, or held against BUYER arising out of, a claim by a third party for personal injury or property damage which arises out of (a) a defect in the manufacture of any Products by Manufacturer or (b) the negligent act or omission of Manufacturer with regard to the Products. Any settlement will be mutually agreed by both parties

13.4	Indemnification Procedure. A party seeking indemnification under this Agreement (the “Indemnified Party”) will (a) give the other party (the “Indemnifying Party”) notice of such claim, (b) cooperate with the Indemnifying Party, at the Indemnifying Party’s expense, in the defense of such claim, and (c) give the Indemnifying Party the right to control the defense and settlement of any such claim, except that the Indemnifying Party will not enter into any settlement that affects the Indemnified Party’s

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[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

rights or interest without the Indemnified Party’s prior written approval. The Indemnified Party will have no authority to settle any claim on behalf of the Indemnifying Party.

14.	Intellectual Property

14.1	Design is proprietary to BUYER.

14.2	Manufacturer does not have any right to manufacture and/or sell this product to third parties.

14.3	Ownership of the copyright in all drawings, specifications, data, software and other material provided shall remain with BUYER.

14.4	Manufacturer does not have the right to mention or present information about BUYER to other parties without written consent from BUYER.

14.5	Manufacturer may need to declare BUYER’s name for custom’s or governmental purposes.

14.6	Ownership of BUYER Technology. The BUYER Technology, will be the exclusive property of BUYER, and shall automatically be included under the license granted to Manufacturer under Section 14.7. Manufacturer assigns to BUYER all ownership rights in any improvements and developments, funded by BUYER, in, derivatives of and modifications to the products or the BUYER Technology, including all related Intellectual Property, that are created by either party alone or jointly during the term of this agreement.

14.7	License to BUYER Technology. Subject to the terms and conditions of this Agreement, BUYER hereby grants to Manufacturer a revocable, royalty-free, non-exclusive, fully-paid and nontransferable license under the Intellectual Property in and to the BUYER Technology solely as necessary to permit Manufacturer to perform its obligations under this Agreement.

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[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

15.	Limitation of Liability.

To the extent permitted by applicable law, in no event will either party be liable under this Agreement for any indirect, incidental, special or consequential damages, including loss of profits, incurred by the other party, whether in an action in contract, tort or based on a warranty, even if the party has been advised of the possibility of such damages. The foregoing limitations shall not apply to Manufacturer’s liability under Sections 13 (Indemnification) or to a breach by Manufacturer of its obligations under Section 16 (Confidentiality).

16.	Confidentiality

16.1	Restrictions on Use and Disclosure. Recipient agrees to hold the Discloser’s Confidential Information in strict confidence, and use such care and take such precautions to protect such Confidential Information as it employs to protect its own Confidential Information (but in no case less than reasonable precautions). Except as expressly set forth herein, Recipient may not disclose Discloser’s Confidential Information or any information derived therefrom to any third party. Recipient agrees not to use Discloser’s Confidential Information for any purpose other than as necessary to fulfill Recipient’s obligations or exercise its rights under this Agreement. Recipient will permit access to the Confidential Information of the Discloser only to Recipient’s employees and authorized representatives who are bound by obligations of confidentiality substantially similar to, and no less restrictive than, those contained herein. Recipient agrees to take all reasonable steps to ensure that the Discloser’s Confidential Information is not disclosed or distributed by its employees or agents in violation of the terms of this Agreement. Recipient agrees to advise the Discloser promptly if Recipient is aware or suspects that the security of the Discloser’s Confidential Information has or may be compromised in any way.

16.2	Required Disclosure. The restrictions of Section 16.1 will not operate to prevent disclosures of Confidential Information required by any law or regulation, or in response to a valid order by a court of competent jurisdiction or other governmental authority; provided, however, that: (a) Recipient provides the Discloser with prompt written notice of such pending disclosure, if reasonable under the circumstances, in order to provide the Discloser with an opportunity (at its own expense) to object to the disclosure, or to seek confidential treatment or other protective measures to preserve, to the extent possible, the confidentiality of the Confidential Information and (b) reasonably cooperates with Discloser in connection therewith.

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[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

(a)	Manufacturer agrees that the use of BUYER’s name as a reference is strictly forbidden.

16.3	Injunctive Relief. The Recipient acknowledges that the Discloser’s Confidential Information constitutes valuable trade secrets of the Discloser. Recipient acknowledges that any unauthorized use or disclosure of Discloser’s Confidential Information would cause Discloser irreparable harm for which Discloser’s remedies at law would be inadequate. Accordingly, Recipient acknowledges and agrees that if any such unauthorized use or disclosure occurs, the Discloser will be entitled, in addition to any other remedies available to it at law or in equity, to seek the issuance of injunctive or other equitable relief.

16.4	No Rights Granted. Except as otherwise provided in this Agreement, the Recipient acquires no license or other rights to any Confidential Information of the Discloser, including, without limitation, any right that has issued or may issue based upon such Confidential Information. All Confidential Information and materials furnished to the Recipient by the Discloser, and all copies thereof made by the Recipient, will remain the property of the Discloser.

17.	Termination

17.1	Term. This Agreement will commence on the Effective Date and unless terminated in accordance with Section 17.2 or 17.3, will continue for a period of eighteen (18) months. Thereafter, this Agreement will automatically renew for successive one (1)-year periods unless either party notifies the other party in writing of its intention to not renew this Agreement at least ninety (90) days prior to the expiration of the then-current term.

17.2	Termination for Convenience. Either party may terminate this Agreement without cause upon one hundred twenty (120) days written notice to the other party.

17.3	Termination for Cause. Either party may terminate this Agreement upon written notice to the other party if such the party breaches any material provision of this Agreement and, for a breach capable of cure, the other party fails to cure such breach within thirty (30) days following written notice specifying such breach and demanding its cure.

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[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

17.4	Duties of the Parties Upon Termination. Upon termination of this Agreement for any reason, the parties will use their best efforts to affect an orderly and economic wind down of their supply relationship, taking into consideration the legitimate economic interests of each party on effecting the transition, such transition not to exceed [ * ] in duration. The parties recognize that the best method of effecting such wind down cannot be known presently, and agree to cooperate at the time to serve the interests of all parties as best as is practical. In addition, upon any termination of this Agreement, each party will return to the other party all tangible items in their possession or under their control evidencing the Confidential Information of such other party.

17.5	Surviving Rights. Termination or expiration of this Agreement will not affect any other rights of the parties which may have accrued up to the date of such termination or expiration, and, in addition, the following provisions shall survive termination: Sections 1 (Definitions),10.5 (Non-Conforming Product), 12 (Product Warranty and Disclaimer),13(Indemnification),14 (Intellectual Property),15 (Limitation of Liability),16 (Confidentiality),17.4 (Duties of the Parties Upon Termination),17.5 (Surviving Rights) and 18 (General Provisions).

18.	General Provisions

18.1	Governing Law/Venue. This Agreement shall be governed by and construed in accordance with the laws of the United States and the State of California as applied to agreements entered into and to be performed entirely within California between California residents, notwithstanding the actual residence of the parties. Any legal action, suit or proceeding arising out of or relating to this Agreement shall be instituted exclusively in a court of competent jurisdiction, state or federal, located in the State of California, County of Santa Clara, and in no other jurisdiction. The parties hereby irrevocably consent to personal jurisdiction and venue in, and agree to service of process authorized by, such courts. In any such action, suit or proceeding, the prevailing party (by final and non-appealable order or judgment in its favor) shall be entitled to recover from the non-prevailing party its reasonable legal fees and expenses incurred in connection with such action, suit or proceeding.

18.2	Notices. All notices under this Agreement must be delivered in writing by courier, electronic facsimile, electronic mail, or by certified or registered mail (postage prepaid and return receipt requested) to the other party at its address set forth on the first page above or as amended by notice pursuant to this Section 18.2. If not received sooner, notice by mail shall be deemed received five (5) days after deposit in the U.S. mails.

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[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

18.3	Relationship of Parties. The parties hereto are independent contractors. Nothing in this Agreement shall be deemed to create an agency, employment, partnership, fiduciary or joint venture relationship between the parties. Neither party (nor any agent or employee of that party) is the representative of the other party for any purpose and neither party has the power or authority as agent, employee or in any other capacity to represent, act for, bind or otherwise create or assume any obligation on behalf of the other party for any purpose whatsoever.

18.4	No Third Party Beneficiaries. No party shall be deemed as a third-party beneficiary to this Agreement.

18.5	Assignment. Manufacturer may not assign this Agreement, nor assign its rights or delegate its obligations under this Agreement, by operation of law or otherwise, without BUYER’s prior written consent. Any attempted assignment in violation of this Section 18.5 shall be null and void and without effect. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns.

18.6	Force Majeure. Except with respect to payment obligations, any delay in or failure of performance by either party under this Agreement shall not be considered a breach of this Agreement, and shall be excused, to the extent such delay or failure is caused by any events in the nature of earthquakes, famines, epidemics, other natural disasters, acts of God, war, riots, civil unrest or other similar causes beyond the reasonable control of such party, provided that such party gives prompt notice to the other party and uses its best efforts to mitigate the effects of such causes.

18.7	Waiver and Amendments. All waivers must be in writing. Any waiver of either party to enforce a provision of this Agreement on one occasion shall not be deemed a waiver by that party of any other provision or such provision on any other occasion. This Agreement may only be amended by a written document signed by both parties.

18.8	Construction. The following rule shall govern construction of this Agreement: (a) section headings are for convenience only and are not to be used in interpreting this Agreement; (b) as used in this Agreement, the word “including” means “including but not limited to”; (c) in constructing the terms of this Agreement, no presumption shall operate in favor of or against any party as a result of its counsel’s role in drafting the terms and provisions hereof; (d) all references to Sections refer to the Sections of this Agreement unless otherwise indicated; (e) all capitalized terms defined herein apply equally to both the singular and plural forms of such terms; and (f) all monetary amounts refer to U.S. dollars unless otherwise indicated.

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[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

18.9	Entire Agreement. This Agreement constitutes the entire agreement between the parties regarding the subject matter hereof and supersedes all prior or contemporaneous, agreements, understandings and communications, whether, written and oral, regarding the subject matter hereof.

18.10	Counterparts. This Agreement may be signed in several counterparts, each of which shall constitute an original.

       In Witness Whereof, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

BUYER		Manufacturer

By:	/s/ D. J. Dodson	By:	/s/ W. K. Chow

Title:	Chief Operating Officer	Title:	V.P. Marketing

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[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

PROJECT APPENDICES

1.	Hydra Logistics Appendix

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[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

HYDRA LOGISTICS APPENDIX

This LOGISTICS APPENDIX is made and entered into this 18th day of September 2002 by and between ENDWAVE CORPORATION, a company incorporated in Delaware, USA with its principal offices at 990 Almanor Avenue, Sunnyvale, CA 94085, USA (hereinafter referred to as the BUYER), and HANA MICROELECTRONICS PUBLIC, LTD., a company incorporated in Lamphun, Thailand with its principal office at Northern Region Industrial Estate, 101/2 Moo 4, Lamphun 51000, Thailand (hereinafter referred to as the “MANUFACTURER”). The BUYER and the MANUFACTURER may hereinafter be jointly referred to as the “Parties.”

1.	SCOPE AND OBJECTIVE

This Logistics Appendix is incorporated by reference into the Manufacturing and Supply Agreement entered into between the MANUFACTURER and BUYER on September 18, 2002 (hereinafter referred to as “Supply Agreement.”)

The object of this Logistics Appendix is to identify the procedures for forecasting, ordering, shipping and invoicing the Parts listed in Schedule 1 and to identify the procedures for supply of BUYER Supplied Components to the MANUFACTURER.

In case of any discrepancies between the Supply Agreement and this Logistics Appendix, the text of the Supply Agreement shall always prevail.

This Logistics Appendix shall not create any obligation for BUYER to purchase any particular quantity of Parts from MANUFACTURER until a specific order has been placed for the Parts by the BUYER.

The Parties acknowledge that this Logistics Appendix does not govern the forecasting, ordering, shipping or invoicing logistics invoicing for any parts other than those listed in Schedule 1.

2.	FORECASTING AND ORDERING

2.1	FORECAST

BUYER agrees to provide in good faith a forecast of its anticipated purchasing needs to the MANUFACTURER in order to permit the MANUFACTURER to plan for an adequate manufacturing capacity.

The forecasting principles for each PART governed by this Logistics Appendix are shown in Table 2.1-1. Forecasts will typically be provided every [ * ] and will define delivery requirements for a [ * ] period covering [ * ] from the date of the forecast.

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[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

Table 2.1-1 Forecasting Principles

[ * ]

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[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

The forecast provided by the BUYER to the MANUFACTURER shall not be regarded as binding upon the BUYER except for the [ * ] of the forecast. Flexibility within the forecast is as shown below.

Period of Forecast	[ * ]	[ * ]	[ * ]
Flexibility	[ * ]	[ * ]	[ * ]

BUYER may reschedule orders by [ * ] with [ * ] and [ * ] with [ * ] notice. Increases of [ * ] can continue for only [ * ].

2.2	ORDERING

A purchase order will be placed at the time a forecast is issued covering the [ * ] of the forecast. A purchase order will be placed during the [ * ] after the forecast has been issued covering the [ * ] of the forecast.

3.	MATERIAL

3.1	MANUFACTURER SUPPLIED MATERIAL

Manufacturer shall be responsible for planning, ordering, receiving, storing, and handling all material necessary to manufacture Parts, except that material defined in Section 3.2.

3.2	BUYER SUPPLIED MATERIAL

BUYER will supply material, including [ * ], listed in Schedule 2. BUYER Supplied Material to support the [ * ] of the forecast will be supplied no later than the end of the [ * ] after the forecast is issued. Materiel to support [ * ] for the whole [ * ] of a forecast will also be provided no later than the [ * ] after the forecast is issued.

The MANUFACTURER must purchase material from the BUYER to support [ * ] above the level shown in Schedule 2 at [ * ] shown in Schedule 2 on a quarterly basis. During 4Q02 the MANUFACTURER must purchase from the Buyer at the [ * ], material to cover [ * ] exceeding [ * ], excluding incoming [ * ], averaged across all [ * ]. BUYER SUPPLIED MATERIAL cannot be used in products other than PARTS listed in Schedule 1 without the BUYER’S written approval.

The MANUFACTURER and BUYER agree to periodically review and renegotiate, if necessary, both [ * ] and material cost. Initial re-negotiation is targeted in [ * ].

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[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

3.3	MATERIAL LIABILITY

The BUYER assumes liability for material purchased by the MANUFACTURER in support of the [ * ] of a forecast only. Material purchased by the MANUFACTURER to support the [ * ] of the forecast will be either applied to subsequent BUYER requirements or will be purchased at cost from the MANUFACTURER. The BUYER assumes additional liability for specific long lead material as identified in Schedule 7.

In cases where material must be purchased in minimum quantities that exceed material liability limits, the BUYER will provide authorization in writing to purchase these minimum quantities.

4.	SHIPPING

4.1	TRANSPORTATION

PARTS will be shipped to BUYER or to BUYER’S customer as designated by the BUYER in the Purchase Order. BUYER’s and Customer’s forwarding agents/transportation companies are listed in Schedule 3.

4.2	PACKING LIST REQUIREMENTS

All packaging must be barcoded as defined in NESS 0099C60 barcode specifications. The packing list must include information shown in Schedule 4.

Only Parts sharing the same Part number/code may be packed together in a single package; however, the delivery package (Master carton) may contain several separately packed single-Part number/code packages, provided that the delivery package also conforms to the requirements set forth in this Logistics Appendix.

4.3	DELIVERY NOTIFICATION METHOD

The MANUFACTURER will notify the buyer and buyer’s customer, as required, of each delivery. The information will be faxed or emailed and will include a copy of the packing list (including product identification, quantity, manufacturer type, serial numbers), BUYER’S purchase order, date shipped, and AWB tracking numbers. This information will be provided on date of shipment.

5.	RETURNED AND REJECTED MATERIAL

Defective Parts can be found upon or after the receipt of the Parts, or during or after the use of Parts in production. Manufacturer will provide an RMA number to authorize return of defective material.

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[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

5.1	RETURN NOTE

The BUYER or the BUYER’S CUSTOMER shall issue a RETURN NOTE and send a copy to the MANUFACTURER. The RETURN NOTE shall include the information shown in Schedule 5.

5.2	COMPENSATION FOR DEFECTIVE PARTS

Compensation for defective parts rejected by BUYER or BUYER’S CUSTOMER shall be as defined in the Manufacturing and Supply Agreement 10.5 Credits.

5.3	RETURN OF DEFECTIVE PARTS

BUYER or BUYER’S CUSTOMER shall return the defective Parts to MANUFACTURER via its preferred carrier and the expense shall be billed directly to [ * ].

6.	INVOICING

The invoice shall include Information shown in Schedule 6.

7.	TERMS OF DELIVERY

Terms of delivery between BUYER, BUYER’S Customer, and MANUFACTURER are [ * ].

8.	REPORTING OBLIGATIONS OF MANUFACTURER

In addition to metrics and reports required by paragraph 7.8 of the Manufacturing and Supply Agreement, MANUFACTURER shall submit the following reports to the BUYER:

TYPE OF REPORT	REPORTING FREQUENCY
Delivery Accuracy	Weekly
[ * ] and Material Usage	Every 2 Weeks
Inventory Levels	Weekly

9.	FINAL PROVISIONS

9.1	AMENDMENTS

Any modifications or amendments to the text of this Logistics Appendix must be made in writing and signed by authorized representatives of both Parties. However, the Parties acknowledge that the Schedules are intended to be revised periodically and to the extent that such revisions do not conflict with the terms of the Supply Agreement or the Logistics Appendix, updated versions of Schedules may be issued upon the

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[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

signatures of authorized representatives of both Parties and without requiring a formal amendment either to this Logistics Appendix or to the Purchase Agreement.

BUYER authorized representatives are:

Chief Executive Officer
Chief Operating Officer
Vice President/Director of Manufacturing and Operations

Manufacturer authorized representative is:

Chief Operating Officer
Vice President of Operations
Vice President of Marketing and Sales

9.2	TIME ZONE

All times specified in this Logistics Appendix are based on BUYER’s time zone.

9.3	VERSION

This version upon signature of both Parties, below, cancels and supercedes all prior versions of this Logistics Appendix or any forecast or commitment schedules issued with regard to the Parts covered by this Logistics Appendix.

BUYER:	MANUFACTURER:

ENDWAVE CORPORATION	HANA MICROELECTRONICS

By:	By:

Name:	Name:

Title:	Title:

Date:	Date:

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[ * ] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.